Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1/A of our report dated March 31, 2015, with respect to the December 31, 2014 consolidated financial statements of Real Goods Solar, Inc. and subsidiaries (the “Company”), included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ EKS&H LLLP

EKS&H LLLP

August 24, 2016

Denver, Colorado